Exhibit 10.6

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.
INDEPENDENT DIRECTORS COMPENSATION PLAN

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.
INDEPENDENT DIRECTORS COMPENSATION PLAN
ARTICLE 1
PURPOSE
     1.1. PURPOSE. The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Bluerock Enhanced Multifamily Trust, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Stock of the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Independent Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Independent Directors with that of the Company’s shareholders.
     1.2. ELIGIBILITY. Independent Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.
ARTICLE 2
DEFINITIONS
     2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
     “Award Certificate” has the meaning assigned such term in the Incentive Plan.
     “Base Annual Cash Retainer” means the annual cash retainer (excluding Meeting Fees and expenses) payable by the Company to an Independent Director pursuant to Section 5.1 hereof for service as a director of the Company (i.e., excluding any Supplemental Annual Cash Retainer), as such amount may be changed from time to time.
     “Board” means the Board of Directors of the Company.
     “Cause” has the meaning assigned such term in the Incentive Plan.
     “Change in Control” has the meaning assigned such term in the Incentive Plan.
     “Company” means Bluerock Enhanced Multifamily Trust, Inc., a Maryland corporation.
     “Disability” has the meaning assigned such term in the Incentive Plan.
     “Effective Date” of the Plan has the meaning set forth in Section 8.4 of the Plan.
     “Eligible Participant” means any person who is an Independent Director on the Effective Date or becomes an Independent Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.
     “Fair Market Value” has the meaning assigned such term in the Incentive Plan.
     “Grant Date” has the meaning assigned such term in the Incentive Plan.

     “Incentive Plan” means the Bluerock Enhanced Multifamily Trust, Inc. Long Term Incentive Plan, or any subsequent equity compensation plan approved by the Board and designated as the Incentive Plan for purposes of this Plan.
     “Independent Director” has the meaning assigned such term in the Incentive Plan.
     “Meeting Fees” means fees for attending a meeting of the Board or one of its committees as set forth in Section 5.2 hereof.
     “Plan” means this Bluerock Enhanced Multifamily Trust, Inc. Independent Directors Compensation Plan, as amended from time to time.
     “Plan Year(s)” means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.
     “Restricted Stock” has the meaning assigned such term in the Incentive Plan. The terms of Restricted Stock granted under the Plan are described in Article 6 of the Plan.
     “Stock” has the meaning assigned such term in the Incentive Plan.
ARTICLE 3
ADMINISTRATION
     3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Company, its shareholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.
     3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s certificate of incorporation or otherwise.
ARTICLE 4
SHARES
     4.1. SOURCE OF SHARES FOR THE PLAN. The shares of Stock that may be issued pursuant to the Plan shall be issued under the Incentive Plan, subject to all of the terms and conditions of the Incentive Plan. The terms contained in the Incentive Plan are incorporated into and made a part of this Plan with respect to Restricted Stock and any other equity awards granted pursuant hereto and any such awards shall be governed by and construed in accordance with the Incentive Plan. In the event of any actual or alleged conflict between the provisions of the

Incentive Plan and the provisions of this Plan, the provisions of the Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.
ARTICLE 5
CASH COMPENSATION
     5.1. BASE ANNUAL CASH RETAINER. Each Eligible Participant shall be paid a Base Annual Cash Retainer for service as a director during each Plan Year. The amount of the Base Annual Cash Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Cash Retainer for a full Plan Year shall be $25,000. The Base Annual Cash Retainer shall be payable in approximately equal quarterly installments in arrears, beginning on the date of the annual shareholders meeting; provided, however, that in no event shall any installment of the Base Annual Cash Retainer be paid later than March 15 following the end of the given quarter.
     A pro rata Base Annual Cash Retainer will be paid to any person who becomes an Eligible Participant on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as an Independent Director during the Plan Year. Payment of such prorated Base Annual Cash Retainer shall begin on the date that the person first becomes an Eligible Participant, and shall resume on a quarterly basis thereafter; provided, however, that in no event shall any installment of the pro rata Base Annual Cash Retainer be paid later than March 15 following the end of the given quarter.
     5.2. MEETING FEES. Each Independent Director shall be paid Meeting Fees for attending meetings of the Board or its committees, payable in cash no later than the March 15 of the year following the year in which the meeting occurs. The amount of the Meeting Fees shall be established from time to time by the Board. Until changed by the Board, the Meeting Fee for attending a meeting of the Board in person shall be $2,500, or $1,000 for participation in a telephonic meeting of the Board provided that minutes are kept at such telephonic meeting. Until changed by the Board, the Meeting Fee for attending a meeting of a committee of the Board in person shall be $2,000, or $1,000 for participation in a telephonic meeting of a committee of the Board provided that minutes are kept at such telephonic meeting. If an Independent Director attends a Board meeting and a committee meeting on a single day, he or she shall only receive a Meeting Fee for the Board meeting attended.
     5.3. TRAVEL EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Independent Director to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.3 shall be limited to expenses incurred during such director’s service as an Independent Director. Such payments will be made within 30 days after delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than the last day of the Independent Director’s tax year following the tax year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Independent Directors’ right to reimbursement pursuant to this Section 5.3 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 6
EQUITY COMPENSATION
     6.1. INITIAL RESTRICTED STOCK GRANT. Subject to share availability under the Incentive Plan, each Independent Director shall receive on the first date he or she is initially elected or appointed to the Board, 5,000 shares of Restricted Stock. Notwithstanding the foregoing, each Independent Director elected or appointed to the Board prior to the Company’s initial public offering of its common stock being declared effective by the Securities and Exchange Commission (the “IPO Effective Date”) and who remains as an Independent Director as of such date shall receive such Restricted Stock grant on the IPO Effective Date. Such Restricted Stock shall be subject to the terms and restrictions described below in this Article 6.
     6.2. SUBSEQUENT RESTRICTED STOCK GRANT. Subject to share availability under the Incentive Plan, on the date following an Independent Director’s subsequent re-election to the Board, such director shall receive 2,500 shares of Restricted Stock.
     6.3. TERMS AND CONDITIONS OF RESTRICTED STOCK. Shares of Restricted Stock shall be evidenced by a written Award Certificate, and shall be subject to such restrictions and risk of forfeiture as determined by the Board, and shall be granted under and pursuant to the terms of the Incentive Plan. Unless and until provided otherwise by the Board, the Restricted Stock granted pursuant to Section 6.1 and Section 6.2 herein shall vest and become non-forfeitable as to twenty percent (20%) of the shares on the Grant Date and as to twenty percent (20%) on each of the next four anniversaries of the Grant Date; provided, however, that the shares of Restricted Stock shall become fully vested on the earlier occurrence of (i) the termination of the Independent Director’s service as a director of the Company due to his or her death, Disability or termination without Cause, or (ii) a Change in Control of the Company. If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the Independent Director.
ARTICLE 7
AMENDMENT, MODIFICATION AND TERMINATION
     7.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason.
ARTICLE 8
GENERAL PROVISIONS
     8.1. ADJUSTMENTS. The adjustment provisions of the Incentive Plan shall apply with respect to Restricted Stock or other equity awards outstanding or to be granted pursuant to this Plan.

     8.2. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board.
     8.3. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.
     8.4. EFFECTIVE DATE. The Plan was originally adopted by the Board on [ ], 2008, and became effective on that date (the “Effective Date”).
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     The foregoing is hereby acknowledged as being the Bluerock Enhanced Multifamily Trust, Inc. Independent Directors Compensation Plan as adopted by the Board.

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.
By: